Exhibit 16.1

Ronald N. Serota, CPA, P.C. A PCAOB Registered CPA Firm www.ronaldserota.com
Frankfurt Office: Inheidenerstrasse 69, 14th Floor 60385 Frankfurt, Germany (Europe): 702.232.0504	2620 Regatta Drive, Suite 102 Las Vegas, Nevada 89128 702.869.0099 - Telephone 702.446.6071 - Facsimile	Zurich Office: Zollikerstrasse 27 CH 8032 Zurich, Switzerland (Europe): 702.232.0504

November 21, 2007

U.S. Securities and Exchange Commission
Division of Corporate Finance
Washington, D.C. 20549

Re:    Form 8-K dated November 21, 2007
          File No. 000-49698
          Issuer/ Registrant: Axial Vector Engine Corporation (the “Company”)

To Whom It May Concern:

On May 15, 2007 we were appointed as the new certifying principal accountant and independent auditor for the above-named company. The issuer is a public reporting company based upon the filing of its registration statement with the U.S. SEC on Form SB-2. We have been asked by the Company to review representations made pertaining to the resignation of our firm as the principal certifying accountant as reported in Item 4.01 of the Form 8-K executed by Sam Higgins on behalf of the Company.

We have reviewed the representations made by management of the Company. We have  no disagreement with the statements made by the Company.

Sincerely Yours,

/s/ Ron Serota
Ronald Serota, CPA, P.C.
By, Ronald Serota Attorney and CPA